As filed with the Securities and Exchange Commission on March 7, 2000
                                                      Registration No. 333-35489
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               -------------------

                         POST EFFECTIVE AMENDMENT NO. 1
                to FORM S-1 (on FORM S-3) REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               Conolog Corporation
                               -------------------
                         (Name of issuer in its charter)

       Delaware                         3679                     52-0853566
       --------                         ----                     ----------
(State or other juris-      (Primary Standard Industrial     (I.R.S. Employer
diction of organization)      Classification Code No.)       Identification No.)

                                 5 Columbia Road
                              Somerville, NJ 08876
                                 (908) 722-8081
          (Address and telephone number of principal executive offices)

                           Robert S. Benou, President
                               Conolog Corporation
                                 5 Columbia Road
                              Somerville, NJ 08876
                                 (908) 722-8081
            (Name, address and telephone number of agent for service)

                                   Copies to:

                            Arnold N. Bressler, Esq.
                    Milberg Weiss Bershad Hynes & Lerach LLP
                             One Pennsylvania Plaza
                               New York, NY 10119
                                 (212) 594-5300
                              (212) 868-1229 (Fax)

      Approximate date of proposed sale to the public: As soon as reasonably practicable after the effective date of this Registration Statement.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis, pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

=========================================================================================================================
                                                              Proposed             Proposed
                                                              Maximum               Maximum
          Title of Each                 Amount to             Offering             Aggregate              Amount of
      Class of Securities to                be               Price per              Offering            Registration
          be Registered                 Registered            Security               Price                   Fee
=========================================================================================================================
Common Stock, $.01
par value per share,
issuable upon exercise
of Class A Warrants                     5,236,950              $ 6.00             $31,421,700             $8,295.33
-------------------------------------------------------------------------------------------------------------------------
1995 Representatives
Unit Purchase Option                       20,500              $12.00             $   246,000             $   64.94
-------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01
par value per share,
issuable upon exercise                                             --                     --                     --
of 1995 Representatives
Unit Purchase Option                       41,000
-------------------------------------------------------------------------------------------------------------------------
Class A Warrants
issuable upon exercise
of 1995 Representatives                                            --                     --                     --
Unit Purchase Option                       20,500
=========================================================================================================================

=========================================================================================================================
                                                              Proposed              Proposed
                                                              Maximum               Maximum
          Title of Each                 Amount to             Offering             Aggregate              Amount of
      Class of Securities to                be               Price per              Offering            Registration
          be Registered                 Registered            Security               Price                   Fee
=========================================================================================================================
Common Stock $.01 par
value underlying Class
A Warrants issuable
upon exercise of 1995
Representative's Unit
Purchase Option                            20,500              $  6.00             $   123,000            $    32.47
-------------------------------------------------------------------------------------------------------------------------
1998 Representatives
Unit Purchase Option                       70,000              $  8.00             $   560,000            $   147.84
-------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01
par value, issuable upon
exercise of 1998
Representatives Unit
Purchase Option                            70,000                   --                      --                    --
-------------------------------------------------------------------------------------------------------------------------
Class A Warrants
issuable upon exercise
of 1998 Representatives
Unit Purchase Option                      280,000                   --                      --                    --
-------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01
par value, underlying
Class A Warrants
issuable upon exercise
of 1998 Representative's
Unit Purchase Option                      280,000              $  9.60             $ 2,688,000            $   709.63
-------------------------------------------------------------------------------------------------------------------------
Class A Warrants to be
sold by selling
stockholders                              265,500              $1.5625(1)          $   414,844(1)         $   109.52
-------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01
par value to be sold by
selling stockholders                      367,750              $  7.00(1)          $ 2,574,250(1)         $   679.60
-------------------------------------------------------------------------------------------------------------------------
Total Registration and
Fee                                     6,952,700                                  $38,027,794            $10,039.34(2)
=========================================================================================================================

-----------------
(1) Estimated solely for purposes of calculating registration fee pursuant to Rule 457 under the Securities Act of 1933 as amended, based upon the closing prices of the warrants and shares on March 3, 2000.

(2) $3,602.93 was paid on May 17, 1995 and $9,932.82 was paid on September 12, 1997, therefore, no further fee is required.

      Pursuant to Rule 429 of the Securities Act, as amended, this Registration Statement also relates to File No. 33-92424 insofar as it pertains to 276,750 common shares issuable upon exercise of warrants and representative's unit purchase options, 20,500 warrants issuable upon exercise of representative's unit purchase options and 20,500 representative's unit purchase options issued in connection with the Registrant's public offering.

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Prospectus

                               Conolog Corporation

                        5,604,700 Shares of Common Stock
                            265,500 Class A Warrants
 ------------------------------------------------------------------------------

The Company:

o     Conolog Corporation is an
      engineering company. We provide
      short- and long-term engineering
      and technical staff, through our
      Atlas Design subsidiary. We also
      design and manufacture small
      electronic components for military
      and commercial applications.

o     Conolog Corporation
      5 Columbia Road
      Somerville, NJ 08876
      (908) 722-8081

The Offering:

o     5,236,950 shares of our common
      stock may be offered and sold by
      Conolog Corporation upon
      exercise of publicly traded
      class A warrants.

o     We will receive $6.00 for each
      publicly traded  class A warrant
      that is exercised.

o     367,750 shares of our common
      stock and 265,500 class A warrants
      may be offered and sold from time
      to time by holders of
      representative's unit purchase
      options.  The section entitled
      "Selling Stockholders" sets forth
      information concerning holders of
      these options.

o     20,500 units issued by us to the
      representatives of our 1995 offering. Each unit consists of two shares of our common stock and one class A warrant and is exercisable at a price of $12.00 per unit. This prospectus also relates to the 41,000 shares of common stock, the 20,500 class A warrants underlying the units, and the 20,500 shares of common stock issuable upon exercise of the class A warrants at a price of $6.00 per share.

o     70,000 units issued by us to the
      representatives of our 1998 offering. Each unit consists of one share of our common stock and four class A warrants and is exercisable at a price of $8.00 per unit. This prospectus also relates to the 70,000 shares of common stock underlying the units, the 280,000 class A warrants underlying the units and the 280,000 shares of common stock issuable upon exercise of the class A warrants at a purchase price of $9.60 per share.

The market for our securities:

o Conolog common stock and warrants are listed on the Nasdaq SmallCap Market under the symbols CNLG and CNLGW.

o On March 3, 2000, the closing prices for the common stock and the warrants were $7.00 and $1.5625, respectively.

-------------------------------------------------------------------------------

You should consider carefully the risk factors beginning on page 4 of this Prospectus before purchasing any of the common stock or warrants offered hereby.

-------------------------------------------------------------------------------


Neither the SEC nor any state securities commission has determined whether this prospectus is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.


------------------------------------------------------------------------------


                  The date of this Prospectus is March 7, 2000.

      NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. THIS PROSPECTUS IS AN OFFER TO SELL ONLY THE SHARES OFFERED HEREBY, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE.


                                TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----

Risk Factors.................................................................4
Recent Developments..........................................................7
Use of Proceeds..............................................................8
Selling Stockholders.........................................................8
Plan of Distribution.........................................................9
Legal Matters...............................................................11
Experts.....................................................................11
Available Information.......................................................11
Incorporation of Certain Documents by Reference.............................12
Disclosure of SEC Position on
  Indemnification for Securities Act Liabilities............................13

                                  RISK FACTORS

We have a history of operating losses and we cannot assure that we will ever become profitable.

      Our continued existence is dependent upon us successfully expanding our business and maintaining profitable operations. We reported losses of $71,350 for the six months ended January 31, 1999, and losses of $1,042,919 and $1,765,390 for the years ended July 31, 1999 and 1998, respectively. As of January 31, 2000, our accumulated deficit was $9,820,266.

We only began our placement services business in September 1998, so our experience in this field is limited.

      We only entered the placement services business in September 1998 when we acquired the operating assets of Atlas Design. None of our officers had any prior experience in that business. We cannot assure you that we will be successful in operating that business.

Our placement services business is a substantial burden on our limited cash.

      On January 31, 2000, we had approximately $941,000 in cash. We pay the personnel we place on a weekly basis. However, our customers are invoiced when we pay the employees and typically take 30 days or more to pay their bills. As our placement services business expands, this has created a cash flow problem for us. We may not have sufficient capital to allow us to support the placement services business.

We have many competitors and we may not be able to compete effectively against them. This could adversely affect our revenues and market share.

      The placement services industry is intensely competitive and highly fragmented, with few barriers to entry by potential competitors at the local level. We compete for both clients and qualified personnel with other firms offering such placement services. The majority of our competitors are significantly larger than we are and have greater marketing and financial resources than we do. Many clients use more than one placement services company and it is common for a client to use several placement services companies at the same time. We also face the risk that our clients may decide to provide similar services internally or use independent contractors.

      The market for our manufactured products is also very competitive. We are an insignificant factor in the industry. There are several companies which manufacture products of the type we produce, most of which are substantially larger and have substantially greater name recognition, financial resources and personnel. Competition is expected to continue and intensify.

Significant technological changes could render our existing products obsolete.

      The market for our manufactured products is characterized by rapid technological changes and advances. Our failure to introduce new products in a timely or cost effective manner or our failure to improve our existing products or remain price competitive, would materially adversely affect our operating results.

Because we depend on a few large customers, there is a risk that our revenues could decline sharply.

      Our new placement services business currently has fewer than 20 customers. Most of the sales of our manufactured products are also to a few major customers. Our dependence on major customers subjects us to significant financial risks in the operation of our business if a major customer were to terminate, for any reason, its business relationship with us.

Because we are geographically concentrated, an economic downturn in the New York City area would adversely affect our revenues.

      A majority of our revenues derived from placement services are generated within the New York City metropolitan area. An economic downturn in that area could have a material adverse effect on our results of operations or financial condition. During such downturns, the use of temporary and contract employees usually is curtailed, the recruitment of permanent employees is reduced and we may face increased competitive pricing pressures. As economic activity increases, temporary and contract employees often are added to the workforce before permanent employees are hired. During periods of increased economic activity and generally higher levels of employment, the competition among placement services firms for qualified personnel becomes even greater. During these periods we may not be able to recruit the personnel necessary to fill our clients' needs.

Because competition for qualified personnel is intense, we may not be able to attract individuals with the technical skills we need.

      Because of the technical nature of our business, we are dependent upon our ability to attract and retain technologically qualified personnel. Competition for individuals with proven professional or technical skills is intense, and demand for such individuals is expected to remain very strong for the foreseeable future. We may not be successful in attracting qualified personnel.

We may make acquisitions that are not successful.

      We are seeking to expand into new markets and may do so by acquiring businesses, which may or may not be related to our existing businesses. We have very limited experience in these activities. Consequently, our strategy of making acquisitions is subject to the following risks:

     o   We may not be able to identify suitable acquisition candidates.

     o Even if we do identify suitable candidates, we may not be able to make acquisitions on terms which prove successful.

     o Acquisitions may cause a disruption in our ongoing business, distract our management and drain our other resources.

     o We may not be able to retain key employees of the acquired companies or maintain good relations with its customers or suppliers.

Our minimal staff may have difficulty managing our operations.

      We only employ about 20 people on a full time basis. Approximately half of our full time employees are involved in production. Our success is dependent upon the services of our current management, particularly Robert S. Benou, our President. Mr. Benou has entered into an employment agreement with us under which he will be employed through May 31, 2002. However, if the employment of Mr. Benou terminates, or he is unable to perform his duties, we may be materially and adversely affected.

We cannot assure you that our component manufacturers will continue to provide us with the parts we need or that we could replace them on comparable terms, or at all.

      We are dependent on outside suppliers for all of the subcomponent parts and raw materials we need to manufacture our products. A shortage, delay in delivery, or lack of availability of a part could lead to manufacturing delays, which could reduce sales. We also purchase some custom parts, primarily printed circuit boards. The failure of a supplier of one of these customized components could cause a lengthy delay in production, resulting in a loss of revenues.

We may not be able to remain on Nasdaq, which may make it more difficult to dispose of our stock.

      Our common stock and class A warrants are currently listed on the Nasdaq SmallCap Market. For continued listing on Nasdaq, a company, among other things, must have $2,000,000 in net tangible assets, 500,000 shares in the public float, $1,000,000 in market value of public float and a minimum bid price of $1.00 per share. On occasion, our shares have traded below this price. If we are unable to satisfy the requirements for continued quotation on Nasdaq, trading, if any, in our common stock would be conducted in the over-the-counter market in what are commonly referred to as the "pink sheets" or on the NASD OTC Electronic Bulletin Board. As a result, you may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, our common stock.

If we were delisted from the Nasdaq SmallCap market, you may find it more difficult to trade our common stock due to "penny stock" rules.

      In the event that our shares are delisted, we anticipate that they will continue to be traded on the Electronic Bulletin Board. In that event, trading in our shares would be covered by "penny stock" rules promulgated for non-Nasdaq and non-exchange listed securities. Under these rules, any broker/dealer who recommends our shares to persons other than prior customers and investors meeting certain financial requirements, must, prior to sale, make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction. Securities are exempt from these rules if the market price is at least $5.00 per share.

      The SEC has adopted regulations that generally define a penny stock to be an equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market.

      If our shares become subject to the regulations on penny stocks, the price and ability to sell our shares would be severely affected because the shares could only be sold in compliance with the penny stock rules. We cannot be sure that our securities will not be subject to the penny stock regulations or other regulations that would negatively affect the market for our securities.

                               RECENT DEVELOPMENTS

      In November 1999, we issued options to purchase 70,000 shares to officers and key employees at an exercise price of $.625 per share, the fair market value on the date of grant.

      In December 1999, Conolog and The Nybor Group agreed to a reduction in the fee to Nybor under the Consulting Agreement. The reduction amounted to the return by Nybor of 757,143 shares of Conolog common stock.

      In February 2000, we formed a software graphics division which will provide services related to our INIVEN brand of digital signal processing systems and will expand our personnel outsourcing division.

      Also in February 2000, Clog LLC exercised its option to purchase $1,100,000 of convertible debentures from us and converted the debentures into common stock.

                                 USE OF PROCEEDS

      If all the warrants and representative's unit purchase options were exercised in full, we would receive approximately $35 million in net proceeds. Because we do not know if any of these warrants and options will be exercised, we do not currently have any specific plan for the proceeds. Pending the use of the proceeds, if any, the net proceeds will be invested in short-term, investment grade instruments, certificates of deposit or direct or guaranteed obligations of the United States. All of the net proceeds from the sale of shares of common stock and warrants by the selling stockholders will go to them.

                              SELLING STOCKHOLDERS

      The following table sets forth certain information, as of March 6, 2000, with respect to the number of shares of common stock owned, or to be owned upon the exercise of options or warrants, by the selling stockholders named below and as adjusted to give effect to the sale of shares offered. This information was provided by the respective selling stockholders named below. The shares are being registered to permit public secondary trading of the shares, and the selling stockholders may offer the shares for sale from time to time.

      One of the selling stockholders, Isaac A. Rabinowitz, owns representative's unit purchase options which were acquired from Conolog in connection with its public offerings in 1995 as compensation securities. Each unit purchase option entitles the holder to acquire two shares of common stock and one class A warrant. The unit purchase options are exercisable at a price of $12.00 per unit and the class A warrant underlying the unit purchase option entitles the holder to purchase one share of common stock at a price of $6.00 per share.

      Each of the other selling stockholders owns representative's unit purchase options which were acquired from Conolog in connection with its public offerings in 1998 as compensation securities. Each unit purchase option entitles the holder to acquire one share of common stock and four class A warrants. The unit purchase options are exercisable at a price of $8.00 per unit and each of the class A warrants underlying the unit purchase option entitles the holder to purchase one share of common stock at a price of $9.60 per share.

      At no time did Conolog have, nor does Conolog currently have, any agreement or understanding, directly or indirectly, with any selling stockholder to distribute the shares underlying the warrants. To the best of Conolog's knowledge, none of the selling stockholders had or currently has any agreement or understanding, directly or indirectly, with any person to distribute the shares underlying the warrants.

      None of the selling stockholders is an affiliate of Conolog.

      Conolog has filed with the SEC, under the Securities Act, a registration statement on Form S-3 of which this prospectus forms a part, with respect to the resale of the securities from time to time on the Nasdaq SmallCap Market or in privately-negotiated transactions.

      In addition to the shares offered by Conolog, the shares offered by this prospectus may be offered from time to time by the selling stockholders named below. Each selling stockholder is either a registered broker-dealer or an affiliate of a registered broker-dealer.


                                                                        Number of          Number of        Number of
                                                                         Class A            Shares         Shares and
                                                                         Warrants        Beneficially       Warrants
                                                                       Beneficially       Owned Prior     Beneficially
Name of                      Address of                               Owned Prior to        to the         Owned After
Selling Stockholder          Selling Stockholder                       the Offering        Offering       the Offering
---------------------------  ---------------------------------------  --------------     ------------     ------------
Lorette D. Farris            3541 Daniel Crescent                         35,000            43,750              0
                             Baldwin, NY 11510

Jacqueline M. Goode          444 Storm Street                             35,000            43,750              0
                             Oceanside, NY 11572

IAR Securities Corp.         99 Wall Street                               70,000            87,500              0
Control Person:              New York, NY 10005
Edwin Sita, President

Dean Kajouras                218 Carmita Avenue                           35,000            43,750              0
                             Rutherford, NJ 07070

Edward McCune                9148 Southern Breeze Drive                   70,000            87,500              0
                             Orlando, FL 32836

Isaac A. Rabinowitz          45 Highview Road                             20,500            61,500              0
                             Monsey, NY 10952

                                             TOTAL:                      265,500           367,750              0


                              PLAN OF DISTRIBUTION

         We will issue shares of our common stock upon exercise of the publicly traded warrants. Each warrant is exercisable at $6.00 per share. To the extent not inconsistent with the guidelines of the NASD and the rules and regulations of the SEC, we have agreed to pay the representatives of our 1995 and 1998 offerings a warrant solicitation fee equal to 4% of the exercise price for each warrant exercised if the exercise was solicited by the representatives. In addition to soliciting, either orally or in writing, the exercise of the warrants, such services may also include disseminating information, either orally or in writing, to warrantholders about us or the market for our securities, and assisting in the processing of the exercise of warrants. No compensation will be paid to the representatives in connection with the exercise of the warrant if the market price of the underlying shares of our common stock is lower than the exercise price, the warrants are held in a discretionary account, the warrants are exercised in an unsolicited transaction or the warrantholder has not confirmed in writing that the representatives solicited such exercise. In addition, unless granted an exemption by the SEC from regulation M under the Exchange Act, while it is soliciting exercise of the warrants, the representatives will be prohibited from engaging in any market activities or solicited brokerage activities with regard to our securities unless the representatives have waived their rights to receive a fee for the exercise of the warrants.

      In addition, we will issue 41,000 shares of our common stock and 20,500 class A warrants to the representatives of our 1995 offering upon exercise of the 1995 representative's unit purchase options. These are exercisable at a price of $12.00 per unit. Upon the exercise of the class A warrants by the 1995 representatives, we will issue 20,500 shares of our common stock at an exercise price of $6.00 per share.

      We will also issue 70,000 shares of our common stock and 280,000 class A warrants to the representatives of our 1998 offering upon exercise of the 1998 representative's unit purchase option. These are exercisable at a price of $8.00 per unit. Upon the exercise of the class A warrants by the 1998 representatives, we will issue 280,000 shares of our common stock at an exercise price of $9.60 per share.

      The selling stockholders, including any distributees, donees or pledgees who receive shares from a selling stockholder, may offer their shares of common stock and class A warrants at various time in one or more of the following transactions (which may involve block transactions, ordinary brokerage transactions and transactions in which brokers solicit purchases):

     o on the Nasdaq SmallCap Market where our common stock and class A warrants are listed;

     o    in the over-the-counter market;

     o in negotiated transactions or otherwise, including an underwritten offering;

     o    in connection with short sales of the shares of common stock;

     o    by pledge to secure debts and other obligations;

     o in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options, if permitted under the securities laws; or

     o    in a combination of any of the above transactions.

      The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

      The selling stockholders may sell their shares directly to purchasers or may use broker-dealers to sell their shares. Broker-dealers who sell the shares may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders or they may receive compensation from purchasers of the shares for whom they acted as agents or to whom they sold the shares as principal, or both. The compensation as to a particular broker-dealer might be in excess of customary commissions.

      Conolog will pay all fees and expenses incurred in connection with preparing and filing this prospectus and the registration statement. The selling stockholders will pay any brokerage commissions and similar selling expenses, if any, attributable in connection with the sale of the shares of common stock including stock transfer taxes due or payable in connection with the sale of the shares.

      Conolog will indemnify the selling stockholders and any person deemed to be an underwriter acting on behalf of a selling stockholder against certain liabilities, including liabilities under the Securities Act of 1933. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities under the Securities Act of 1933.

                                  LEGAL MATTERS

      The validity of the shares of common stock and the class A warrants offered hereby have been passed upon for the Company by Milberg Weiss Bershad Hynes & Lerach LLP.

                                     EXPERTS

      The financial statements of Conolog for each of the three years in the period ended July 31, 1999, incorporated by reference in this prospectus, have been audited and reported upon by Rosenberg Rich Baker Berman & Company, independent accountants. Such financial statements have been incorporated by reference in this prospectus in reliance upon the report of Rosenberg Rich Baker Berman & Company, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing. To the extent that Rosenberg Rich Baker Berman & Company audits and reports on the financial statements of Conolog issued at future dates and consents to the use of their report thereon, such financial statements also will be incorporated by reference in this prospectus in reliance upon their report and said authority.

                              AVAILABLE INFORMATION

     Conolog is subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, files reports, proxy statements and other information with the SEC. The public may read and copy any materials we file with the SEC at the SEC's Public Reference Room at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, such as Conolog, that file electronically with the SEC. The address of the site is http://www.sec.gov.

     Conolog has filed with the SEC a registration statement under the Securities Act. This prospectus does not contain all of the information, exhibits and undertakings set forth in the registration statement, certain portions of which are omitted as permitted by the rules and regulations of the SEC. Copies of the registration statement and the exhibits are on file with the SEC and may be obtained, upon payment of the fee prescribed by the SEC, or may be examined, without charge, at the offices of the SEC set forth above.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed by Conolog with the SEC (File No. 0-8174) are incorporated by reference in this prospectus:

     (1) annual report on Form 10-K for the year ended July 31, 1999.

     (2) quarterly report on Form 10-Q for the quarter ended October 31, 1999.

     (3) quarterly report on Form 10-Q for the quarter ended January 31, 2000.

     (4) the description of Conolog's common stock contained in its Registration Statement on Form S-1 (No. 333-35489), including any amendments or reports filed for the purpose of updating such description.

      All documents filed by Conolog pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering hereunder shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document all or any portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded to constitute a part of this prospectus.

      Conolog will provide, without charge, to each person (including any beneficial owner) to whom this prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Requests should be directed to Conolog Corporation, 5 Columbia Road, Somerville, New Jersey 08876, telephone (908) 722-8081.

                          DISCLOSURE OF SEC POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

      Article Eighth of Conolog's Certificate of Incorporation provides that the Company shall, to the full extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

      Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation to provide indemnification to a director, officer, employee or agent of the corporation, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding, if such party acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful as determined in accordance with the statute, and except that with respect to any action which results in a judgment against the person and in favor of the corporation the corporation may not indemnify unless a court determines that the person is fairly and reasonably entitled to the indemnification.

      Section 145 further provides that indemnification shall be provided if the party in question is successful on the merits.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the Securities Act) may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, Conolog has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by Conolog of expenses incurred or paid by a director, officer or controlling person in connection with the securities being registered) Conolog will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

     The estimated expenses in connection with this offering are as follows:

     SEC filing fee................................................... $   -0-
     Nasdaq filing fee................................................ $ 17,500
     Printing and engraving*.......................................... $  5,000
     Transfer Agent Fees*............................................. $  5,000
     Legal fees and expenses*......................................... $ 40,000
     Accounting fees and expenses*.................................... $ 20,000
     Blue Sky fees and expenses*...................................... $  5,000
     Miscellaneous expenses*.......................................... $  7,500

                  Total............................................... $100,000

------------------
*  Indicates expenses that have been estimated for the purpose of filing.

Item 15.  Indemnification of Officers and Directors

      The Company's Certificate of Incorporation requires Conolog to indemnify its officers, directors and employees to the fullest extent permitted by law, including full or partial indemnification for any judgment, settlement or related expense. In addition, advances of expenses to officers and directors are permitted upon an undertaking by the person to be indemnified to repay all such expenses if he or she is ultimately found not to be entitled to indemnification. The indemnification provision in Conolog's Certificate of Incorporation applies to all actions and proceedings including those brought by or in the right of Conolog. Directors and officers remain liable for acts and omissions not in good faith or which involve intentional misconduct and transactions from which such officer or director derives improper personal benefit.

Item 16.    Exhibits

Exhibit
Number                       Description
-------                      -----------

3.  (a)  Certificate of Incorporation.(1)

    (b)  Certificate of Amendment of Certificate of Incorporation.(1)

    (c)  Certificate of Amendment of Certificate of Incorporation.(2)

    (d) Certificate of Ownership and Merger with respect to the merger of Data Sciences (Maryland) into the Registrant and the change of Registrant's name from "Data Sciences Incorporated" to "DSI Systems, Inc." (1)

    (e) Certificate of the Designation, Preferences and Relative, Participating, Option or Other Special Rights and Qualifications, Limitations or Restrictions thereof the Series A Preferred Stock (par value $.50) of DSI Systems, Inc.(1)

    (f) Certificate of the Designation, Preferences and Relative, Participating, Option or Other Special Rights and Qualifications, Limitations or Restrictions thereof the Series B Preferred Stock (par value $.50) of DSI Systems, Inc.(3)

    (g) Certificate of Ownership and Merger respecting merger of Conolog Corporation into the Registrant and the changing of the Registrant's name from "DSI Systems, Inc." to "Conolog Corporation."(4)

    (h)  Amended By-Laws.(5)

    (i) Certificate of Amendment of Certificate of Incorporation filed August 17, 1995.(6)

    (j) Certificate of Amendment of Certificate of Incorporation filed November 19, 1997.(6)

4.  (a)  Specimen certificate for shares of common stock.(7)

    (b)  Specimen Certificate for class A warrants.(7)

    (c) Warrant Agreement between Conolog Corporation and Continental Stock Transfer & Trust Co.(7)

    (d) Form of Amended and Restated Warrant Agreement between Conolog Corporation and Continental Stock Transfer & Trust Co.(8)

    (e)  Form of Representative's Unit Purchase Option.(9)

5        Opinion of Milberg Weiss Bershad Hynes & Lerach LLP.*

23  (a)  Consent of Rosenberg Rich Baker Berman & Company.*

    (b) Consent of Milberg Weiss Bershad Hynes & Lerach LLP, contained in its opinion under Exhibit 5.

24 Power of Attorney is contained in the signature section of this registration statement.

----------------------
*     Filed herewith.

(1) Incorporated by reference to the Registrant's Registration Statement on Form S-1 (File No. 2-31302).

(2) Incorporated by reference to the Registrant's Current Report on Form 8-K for July 1971.

(3) Incorporated by reference to the Registrant's Current Report on Form 8-K for November 1972.

(4) Incorporated by reference to the Registrant's Current Report on Form 8-K for June 1975.

(5) Incorporated by reference to the Registrant's Annual Report on Form 10-K for the fiscal year ended July 31, 1981.

(6) Incorporated by reference to Amendment No. 1 to the Registrant's Registration Statement on Form S-1 (333-35489) filed on November 6, 1997.

(7) Incorporated by reference to Conolog's Registration Statement on Form S-1 (File No. 33-92424) filed on May 17, 1995.

(8) Incorporated by reference to Amendment No. 2 to the Registrant's Registration Statement on Form S-1 (333-35489) filed on November 24, 1997.

(9) Incorporated by reference to the Registrant's Registration Statement on Form S-1 (333-35489) filed on September 12, 1997.

Item 17.   Undertakings

      The undersigned Registrant hereby undertakes:

(1) For purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Somerville, State of New Jersey, on this 6th day of March, 2000.

                                                     CONOLOG CORPORATION


                                                     By:  /s/ Robert S. Benou
                                                        -----------------------
                                                             Robert S. Benou
                                                           President and Chief
                                                           Executive Officer

      We the undersigned directors and/or officers of Conolog Corporation (the Company), hereby severally constitute and appoint Robert Benou, President and Chief Executive Officer, Marc R. Benou, Vice President, and each of them individually, with full powers of substitution and resubstitution, our true and lawful attorneys, with full powers to them and each of them to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-3 filed with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post-effective amendments), and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in connection with the registration under the Securities Action of 1933, as amended, of equity securities of the Company, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


Date:  March 6, 2000                             /s/ Robert S. Benou
                                                 ------------------------------
                                                          Robert S. Benou
                                                             President,
                                                      Chief Executive Officer
                                                          and Director

Date:  March 6, 2000                             /s/ Arpad J. Havasy
                                                 ------------------------------
                                                           Arpad J. Havasy
                                                      Executive Vice President,
                                                      Secretary, Treasurer and
                                                              Director

Date:  March 6, 2000                             /s/ Marc R. Benou
                                                 ------------------------------
                                                            Marc R. Benou
                                                      Vice President, Assistant
                                                       Secretary and Director

Date:  March 6, 2000                             /s/ Louis S. Massad
                                                 ------------------------------
                                                          Louis S. Massad
                                                              Director

Date:  March 6, 2000                             /s/ Edward J. Rielly
                                                 ------------------------------
                                                          Edward J. Rielly
                                                              Director